Exhibit 10.7

CIFC CORP.

2011 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) is made effective June 13, 2014 (the “Grant Date”), and is between CIFC Corp., a Delaware corporation (the “Company”), and Stephen J. Vaccaro (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the CIFC Corp. 2011 Stock Option and Incentive Plan, as amended from time to time (the “Plan”).

1. Restricted Stock Unit Award. In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant the right to receive an aggregate award of 75,000 Restricted Stock Units. Each Restricted Stock Unit represents the right to acquire one share of Common Stock, subject to the terms and conditions herein. Unless the context dictates otherwise, the Restricted Stock Units granted hereunder shall be referred to hereinafter as the “Units.”

2. Grant of Units; Vesting.

(a) Initial Grant. Effective as of the Grant Date, the Company hereby grants to the Participant 75,000 Units (the “Initial Units”). Except as provided in Section 6, the Initial Units shall become vested and nonforfeitable in installments as follows:

(i) If the Company has satisfied both of the 2014 Performance Hurdles (as defined below), the Initial Units shall become vested and nonforfeitable on January 1, 2017, if the Participant has remained in continuous Service until that date.

(ii) If the Company has satisfied only one of the 2014 Performance Hurdles (as defined below), 50% of the Initial Units shall become vested and nonforfeitable on January 1, 2017, if the Participant has remained in continuous Service until that date.

(b) Subsequent Grants. On January 1 of each of 2015, 2016, 2017 and 2018, if the Participant has remained in continuous Service until that date (each such date, a “Subsequent Grant Date”), the Company shall grant to the Participant 75,000 Units (each group of Units so granted, the “Subsequent Units”). Except as provided in Section 6, each group of Subsequent Units granted on a Subsequent Grant Date shall become vested and nonforfeitable (i) in installments over three years following the grant thereof in proportions substantially similar to those contained in Section 2(a) hereof and (ii) contingent on the Company’s satisfaction of the performance hurdles as determined by the Company’s Board of Directors at the time of grant thereof. Any Subsequent Units shall be evidenced by an agreement in form and substance as reasonably determined by the Company’s Board of Directors.

(c) “Service” means the provision of services in the capacity of (i) an employee of the Company or its Subsidiaries, (ii) a non-employee member of the Company’s Board or the board of directors of a Subsidiary, or (iii) a consultant or other independent advisor to the Company or its Subsidiaries.

(d) “2014 Performance Hurdle” has the meaning set forth on Schedule A hereto.

3. Settlement Date. The date on which any Units become vested and nonforfeitable pursuant to Section 2 or Section 6 shall be referred to herein as a “Settlement Date.” Dividends shall not accrue with respect to the Units unless and until such Units vest and are settled pursuant to this Agreement.

4. Form and Timing of Settlement.

(a) As soon as practicable following each Settlement Date, the Company shall settle the Units that vested on such Settlement Date by issuing to the Participant the number of shares of Common Stock equal to the aggregate number of Units that vested on such Settlement Date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares. No payment will be made hereunder for a fractional Unit, and any fractional Unit subject hereto on a Settlement Date will be disregarded.

(b) Each Participant shall, no later than the date as of which the value of any Units or other amounts received hereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall use best efforts to satisfy the minimum required tax withholding obligation by withholding from shares of Stock to be issued pursuant to settlement of a Unit a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

5. Shares Subject to Holding Period. Upon settlement of any Units, 50% of the shares of Stock acquired by the Participant (net of shares used to satisfy tax withholding obligations) shall be subject to a holding period during which the Participant may not transfer, sell or otherwise dispose of such shares of Stock, lasting until the earlier of (i) the fifth anniversary of the Grant Date or (ii) 6 months after the Participant’s termination of Service. Notwithstanding the foregoing, if the Participant terminates his or her Service upon his or her death, disability, Qualified Retirement or in connection with a Sale Event (each as described in Section 6) or if the Participant’s Service is terminated as described in Section 6(b) or Section 6(c), then the holding period shall expire upon such termination of Service. The Company reserves the right to enforce the holding period by any reasonable means that it deems advisable.

6. Termination of Service.

(a) Termination of Service upon Death, Disability or Qualified Retirement. Upon termination of Service due to the Participant’s death, disability or Qualified Retirement, (i) the Participant will receive accelerated vesting with respect to (A) 50% of the unvested Units in the event that one, but not both, of the 2014 Performance Hurdles is satisfied and (B) 100% of the unvested Units in the event that both of the 2014 Performance Hurdles are satisfied and (ii) any remaining holding periods will be waived.

(i) “Qualified Retirement” means the Participant’s voluntary termination of Service after reaching age 65 and completing 10 years of service with the Company, its Subsidiaries or predecessors.

(b) Termination of Service by the Company Without Cause or Termination of Service by the Participant for Good Reason. Upon any termination of Service by the Company without Cause or by the Participant for Good Reason, the Participant will receive accelerated vesting with respect to Units that have met the performance vesting but are still subject to time vesting.

(i) “Cause” means:

(A) the breach by the Participant of any of the restrictive covenant provisions contained in Section 7 of this Agreement;

(B) the Participant’s commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(C) any failure by the Participant to substantially comply with any written rule, regulation, policy or procedure of the Company or its Subsidiaries applicable to the Participant, which noncompliance could reasonably be expected to have a material adverse effect on the business of the Company or any Subsidiary;

(D) any failure by the Participant to comply with the Company’s or its Subsidiaries’ policies with respect to insider trading applicable to the Participant;

(E) a willful material misrepresentation at any time by the Participant to any member of the Board or any director or superior executive officer of the Company or its Subsidiaries;

(F) the Participant’s willful failure or refusal to comply with any of his or her material obligations hereunder or a reasonable and lawful instruction of the Board or the person to whom the Participant reports; or

(G) commission by the Participant of any act of fraud or gross negligence in the course of his or her Service hereunder or any other action by the Participant, in either case that is determined to be materially detrimental to the Company or any of its Subsidiaries (which determination, in the case of gross negligence or such other action, shall be made by the Administrator in its reasonable discretion);

provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (A) or (C) that is capable of being cured shall not constitute Cause hereunder unless and until the Participant, after written notice from the Company to him specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the Administrator within 10 business days after such notice; and

provided further, that the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(ii) “Good Reason” shall mean, without the Participant’s consent, the occurrence of any of the following events:

(A) a material reduction in the Participant’s base salary;

(B) a material adverse change in the Participant’s responsibilities; or

(C) any requirement that the Participant be based anywhere more than 50 miles outside the city limits of New York, NY.

Notwithstanding the foregoing, “Good Reason” shall not exist with respect to the matters set forth in clauses (A), (B) or (C) above unless, after written notice from the Participant to the Administrator specifying the circumstances giving rise to Good Reason under such clause, the Company shall fail to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Participant within 10 business days after such notice.

(c) Voluntary Termination of Service by the Participant Without Good Reason. Upon any termination of Service by the Participant without Good Reason, the Participant will forfeit any unvested Units.

(d) Termination of Service by the Company for Cause. Upon any termination of Service by the Company for Cause, the Participant will forfeit any unvested Units. In addition, the Company, at its option, will have the right to repurchase shares held by the Participant that were acquired through settlement of any Units at the Fair Market Value of such shares.

(e) Termination of Service by the Company in Connection with a Change in Control (i.e., a “Sale Event”).

(i) If a Sale Event occurs on or before December 31, 2014, and the Participant either (A) is terminated by the Company without Cause 6 months prior to the effective date of a Sale Event or at any time thereafter, or (B) resigns for Good Reason 6 months prior to the effective date of a Sale Event or at any time thereafter, (x) the Participant will receive accelerated vesting with respect to 37,500 Initial Units (regardless of whether or not the Company has satisfied or will satisfy any of the 2014 Performance Hurdles) and (y) the Company’s Board of Directors may, but in no event shall be required to, accelerate the vesting of the remaining Initial Units based on the projected actual performance of the Company.

(ii) If a Sale Event occurs on or before January 1, 2016 and the Participant either (A) is terminated by the Company without Cause 6 months prior to the effective date of a Sale Event or at any time thereafter, or (B) resigns for Good Reason 6 months prior to the effective date of a Sale Event or at any time thereafter, the Participant will receive accelerated vesting with respect to any Initial Units that have vested because the Company has satisfied one or both of the 2014 Performance Hurdles pursuant to Section 2.

(iii) “Sale Event” shall mean:

(A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(B) a merger, reorganization or consolidation pursuant to which the largest holder of the Company’s outstanding voting power immediately prior to such transaction cease to be the largest owner of outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

(C) the sale of all of the Stock of the Company to an unrelated person or entity; or

(D) any other transaction in which the largest owner of the Company’s outstanding voting power prior to such transaction ceases to be the largest owner of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction.

The execution of a binding agreement providing for any of (A) through (D) above, or pursuant to which a third party has the right to cause any of (A) through (D) above, shall also constitute a Sale Event.

7. Confidentiality, Competition, and Nonsolicitation.

(a) Nondisclosure and Nonuse of Confidential Information. The Participant shall not disclose or use at any time, either during the Participant’s Service or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by the Participant, except to the extent that such disclosure or use is directly related to and required by the Participant’s performance of duties assigned to the Participant by the Company or its Subsidiaries. The Participant shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. For purposes of this Agreement, the term “Confidential Information” is defined to include all proprietary information or data relating to the business of Company or its Subsidiaries to which the Participant has access and/or learns prior to or during the Participant’s Service, including business and financial information; new product development; formulas, identities of and information concerning clients, vendors and suppliers;

development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; compilations and other materials developed by or on behalf of the Company or its Subsidiaries (whether in written, graphic, audio-visual, electronic or other media, including computer software). Confidential Information also includes information of any third party doing business with the Company or its Subsidiaries that such third party identifies as being confidential or that is subject to a confidentiality agreement with such third party. Confidential Information shall not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act of the Participant or an agent or other employee of the Company or its Subsidiaries, including a breach of this Section 7(a)).

(b) Non-Competition. The Participant acknowledges and agrees that (i) in the course of the Participant’s Service the Participant shall become familiar with the trade secrets of the Company and its Subsidiaries and with other Confidential Information concerning the Company or its Subsidiaries, (ii) the Participant’s services to the Company or its Subsidiaries are unique in nature and of an extraordinary value to the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries could be irreparably damaged if the Participant were to provide similar services to any person or entity competing with the Company or its Subsidiaries or engaged in a similar business, in a capacity of employee, member, partner, shareholder, officer or director. In connection with the grant to the Participant of the Units hereunder, and in consideration for and as an inducement to the Company to enter into this Agreement, the Participant covenants and agrees that during the period beginning on the Grant Date and ending on either (A) in the event Participant is terminated by the Company without Cause or the Participant resigns for Good Reason, the date of the termination of the Participant’s Service, or (B) in the event the Participant’s Service is terminated for any other reason, the date that is 12 months from the date of the termination of the Participant’s Service (the “Restricted Period”), the Participant shall not, directly or indirectly, either for himself or herself or for or through any other person, participate in any business or enterprise anywhere in the United States that involves the ownership, management, operation or control of any investment fund or other investment vehicle that is (at the time of the Participant’s termination of Service) or becomes during the term of the Restricted Period engaged in a business with a strategy substantially similar to that of the Company or its Subsidiaries (each a “Competing Business”). Without limiting the generality of the foregoing, the Participant agrees that, during the Restricted Period, the Participant shall not compete against the Company or its Subsidiaries by soliciting any customer or prospective customer of the Company or its Subsidiaries with whom the Company or its Subsidiaries had any business dealings or contracts. The Participant agrees that this covenant is reasonable with respect to its duration, geographical area and scope. For purposes of this Agreement, the term “participate in” means (i) having any direct or indirect interest in any entity, whether as a sole proprietor, owner, member, shareholder, partner, joint venture, creditor or otherwise, or (ii) rendering any direct or indirect service or assistance to any person or entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise) in a capacity where there is a reasonable possibility that Participant may, intentionally or inadvertently, use or rely upon Confidential Information and/or in a capacity that is similar to the capacity Participant was in, where Participant provides services that are similar to the services Participant provided, or with responsibilities that are similar to the responsibilities Participant had, in each case, when Participant was employed by the Company or any of its Subsidiaries; provided, however, that Participant shall violate this Section 7(b) if at any time during the term of Participant’s employment with the Company or its Subsidiaries, Participant becomes employed in any capacity by, or becomes associated in any way with, a Competing Business. Notwithstanding the foregoing, the mere ownership by Participant of up to two percent (2%) of the outstanding stock of any class that is publicly traded, standing alone, shall not violate this provision.

(c) Nonsolicitation. The Participant may not, during his or her Service and for a period of one year following his or her termination of Service, directly or indirectly (i) induce any employee, director or consultant of the Company or any of its Subsidiaries to end his or her relationship with the Company for the purpose of associating with any Competing Business, (ii) induce any clients or business associates of the Company or its Subsidiaries to terminate or diminish its relationship with the Company or its Subsidiaries, or (iii) solicit or hire, or facilitate in any way the solicitation or hiring of, any individual that the Participant knows is currently or was associated with the Company or its Subsidiaries in the preceding 12 months, unless such individual’s employment or association was terminated by the Company or its Subsidiaries, provided that nothing in this paragraph shall prohibit the Participant from hiring any employee of the Company or any of its Subsidiaries that is responding to a job opportunity advertisement directed to the general public rather than targeting any employee of the Company or its Subsidiaries.

(d) Non-disparagement. The Participant agrees not to make any communication to any third party (including, without limitation, any client (including potential clients) or employee of the Company or its Subsidiaries) that would, or is reasonably likely to, disparage, create a negative impression of, or in any way be harmful to the business or business reputation of the Company or its Subsidiaries or their respective successors and assigns, and the then current and former officers, directors, shareholders, partners, members, employees, agents and consultants (or person acting in a similar capacity) of each of the foregoing.

(e) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(f) Remedy for Breach. In addition to the remedies available to the Company under this Agreement upon a breach or threatened breach of any of the covenants contained in this Section 7 (including termination of the Participant’s Service for Cause as described in Section 6), the Company shall also have and seek enforcement of any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise.

8. Unit Transfer; Restriction on Settlement.

(a) Except as provided in subsection (c) below, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate this Agreement or any of the Units.

(b) Except as provided in subsection (c) below, during the Participant’s lifetime and subject to the terms of this Agreement and the Plan, only the Participant or his or her guardian or legal representative may receive any shares of Common Stock pursuant to settlement of any Units. The Administrator may, in its discretion, require a guardian or legal representative to supply it with the evidence the Administrator reasonably deems necessary to establish the authority of the guardian or legal representative to receive any shares of Common Stock pursuant to settlement of any Units on behalf of the Participant or transferee, as the case may be.

(c) This Agreement and the Units shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order in settlement of marital property rights. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

9. Securities Law Requirements. If at any time the Administrator determines that issuing shares of Stock pursuant to this Agreement would violate applicable securities laws, the Units will not be settled, and the Company will not be required to issue shares of Stock. The Administrator may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to settlement of any Unit, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

10. Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance that may be issued after the Effective Date, “Section 409A”) and, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Company determines that the Units may be subject to Section 409A, the Company shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate either for the Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding the foregoing, no provision of the Plan or this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other individual to the Company or any of its affiliates, employees or agents.

11. No Limitation on Rights of the Company. The grant of the Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12. Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment, and no terms of the Participant’s Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company, nor will it interfere with the Company’s or its Subsidiaries’ right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, this Agreement or the Units.

13. Participant to Have No Rights as a Common Shareholder. Before the date as of which he or she is recorded on the books of the Company as the holder of any shares of Stock issued pursuant to settlement of a Unit, the Participant will have no rights as a shareholder with respect to those shares of Stock.

14. Legend on Certificates. The certificates representing the shares of Stock issued pursuant to the settlement of any Unit shall be subject to such stop transfer orders and other restrictions as the Administrator may deem reasonably advisable under the Plan (including, but not limited to, in connection with the enforcement of the holding period described in Section 5 of this Agreement) or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws and the Company’s certificate of incorporation and bylaws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15. Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to CIFC Corp., 250 Park Avenue, 5th Floor, New York, NY 10177. Notice to the Participant should be sent to the address set forth on the signature page below. Either party may change the address to whom the other party must give notice under this Section by giving such other party written notice of such change, in accordance with the procedures described above.

16. Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

17. Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

18. Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

19. Amendment of the Agreement. The Company and the Participant may amend this Agreement only by a written instrument signed by both parties.

20. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

CIFC Corp.
/s/ Stephen J. Vaccaro
(Participant’s Signature)
By:	/s/ Robert C. Milton III
Its:	General Counsel and Secretary	Participant’s Name and Address for notices

Stephen J. Vaccaro